Prospectus Supplement No. 2 (to Prospectus Supplement No. 1 dated July 21, 2009 and Prospectus dated July 8, 2009)	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-159880
DIGITAL ANGEL CORPORATION
87,788 Shares of Common Stock
     Pursuant to this prospectus supplement, the accompanying prospectus supplement and the accompanying base prospectus, we are offering 87,788 shares of common stock to YA Global Master SPV Ltd., or YA Global, at a price of approximately $1.42 per share, pursuant to our previously announced Standby Equity Purchase Agreement, or SEDA, dated July 10, 2009 with YA Global. The shares are being issued to pay the $125,000 commitment fee due pursuant to the SEDA. We expect to issue the shares to YA Global on or about July 21, 2009.
     In addition to our issuance of common shares to YA Global pursuant to the SEDA, this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus also cover the resale of those shares by YA Global to the public. YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.
     Our common stock is quoted on the Nasdaq Capital Market under the symbol “DIGA.” On July 20, 2009, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.45 per share. After giving effect to the issuance of shares described in this prospectus, YA Global has purchased an aggregate of 87,788 shares of our common stock under the SEDA at an aggregate issuance price of $125,000.
Investing in our securities involves a high degree of risk.
See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement.
   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 21, 2009.

THE OFFERING

Securities offered	87,788 shares of common stock of Digital Angel Corporation.

Purchaser	YA Global Master SPV Ltd., pursuant to the Standby Equity Distribution Agreement dated July 10, 2009.

Purchase price	$125,000

Settlement date	On or about July 21, 2009.

Use of proceeds	The shares covered by this Prospectus Supplement were issued to pay the SEDA commitment fee. The Company will receive no cash proceeds in connection with the issuance of these shares.

Nasdaq Capital Market Symbol for our common stock	DIGA

Resale	This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus also cover the resale of shares by YA Global to the public. See “Plan of Distribution” in the accompanying prospectus supplement.